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                     PURCHASE PRICE ADJUSTMENT AGREEMENT

This Purchase Price Adjustment Agreement ("Agreement") is made as of the 20th day of February, 1998 by and between Tidewater Inc., a Delaware corporation ("Seller"), and TW Acquisition Corporation ("Buyer") and Universal Compression Holdings, Inc. ("Parent"). Capitalized terms included and not otherwise defined herein shall have the meanings ascribed in the Purchase Agreement described below.

                                  WITNESSETH

                  WHEREAS, the parties hereto have entered into a Stock Purchase Agreement dated as of December 18, 1997 (the "Purchase Agreement"), pursuant to which Buyer has agreed to purchase from Seller and Seller has agreed to sell to Buyer all of the issued and outstanding shares of capital stock of Tidewater Compression Service, Inc., a Texas corporation ("Compression");

                  WHEREAS, under the terms of the Purchase Agreement, Buyer has agreed to make an additional payment under certain circumstances that are described herein; and

                  WHEREAS, Parent owns 100% of the outstanding capital stock of Buyer and desires to enter into this Agreement for the purposes stated herein;

                  NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the parties hereto hereby agree as follows:

                  1. Liquidity Event.

                  (a) Upon the occurrence of any Liquidity Event (defined below) and the satisfaction of the requirements set forth in Section 2(a), Buyer and Parent jointly and severally agree to make an additional payment (the "Additional Payment") to Seller in the amount required, if any, under Section 2(a) below; provided, however, that such Additional Payment shall be made to Seller in the same form of consideration as received by CHP III as a result of such Liquidity Event; and provided, further, that, in the event that the Liquidity Event is effectuated by a distribution of the Common Stock of Compression, Buyer or Parent to the general partner of CHP III, Seller shall receive its Additional Payment in the form of such Common Stock. To the extent that the Common Stock so distributed is required to be registered under federal or state securities laws, the Common Stock issued to Seller shall be registered on terms and conditions comparable to those under which CHP III's Common Stock is registered. Any Additional Payment, other than in the form of cash, shall be based upon the Fair Market Value thereof.

                  (b) A "Liquidity Event" shall mean any one or more of the following: (i) any public or private sale (including any series of related sales) of the Common Stock of Buyer, Compression or Parent by any of the CHP III Parties; (ii) the sale of all or substantially all of the assets of Buyer, Compression or Parent; (iii) the merger or consolidation of Buyer,



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Compression or Parent into or with any other entity or entities; (iv) any recapitalization of Compression that has the direct or indirect effect of changing the par value of its capital stock, its stated capital or capital surplus; or (v) any similar transaction involving Parent, Buyer or Compression; provided, however, that if any Liquidity Event involves the receipt by CHP III Parties of restricted securities or securities of a class that is not publicly traded (other than a transfer of the type described in the second proviso of Section 1(a)), such Liquidity Event will be deferred until such securities become freely transferable and such class becomes publicly traded or such securities are otherwise exchanged for freely transferable securities of a class of publicly-traded securities or for cash.

                  2. Purchase Price Adjustment. (a) The "Accreted Initial Investment Amount" shall be equal to the amount of the Initial Investment through June 30, 1998. The "Increment" shall initially be equal to 6.25% multiplied by the Initial Investment. On July 1, 1998, and on the first day of each subsequent calendar quarter, the Accreted Initial Investment Amount shall be increased by the Increment. Upon any Liquidity Event, the Accreted Initial Investment Amount shall be reduced (but not below zero) by the amount of Initial Investment Allocable Proceeds, and the Increment for each future quarterly period (until further Liquidity Events) shall be equal to the resultant Accreted Initial Investment Amount multiplied by 6.25%.

                  (b) If, upon any Liquidity Event, the Initial Investment Allocable Proceeds exceeds the Accreted Initial Investment Amount, the "Additional Payment" shall be equal to 10% of such excess. By way of explanation, for any Liquidity Event that occurs after the Accreted Initial Investment Amount has been reduced to zero, the Additional Payment to Buyer shall equal 10% of Proceeds from such Liquidity Event.

                  (c) Seller shall receive the Additional Payment required hereunder no later than five business days after the date that such Liquidity Event is consummated or completed.

                  3. As used in this Agreement, the terms:

                  "Fair Market Value" shall mean (i) with respect to publicly traded securities, the average of the closing sales prices of such securities during the ten trading days ending on the last trading day before completion of the Liquidity Event, and (ii) with respect to any other non-cash consideration, the value of such consideration as determined by mutual agreement of the Buyer and Seller or, if they are unable to agree, by binding arbitration conducted by three financial advisors, with Buyer and Seller each selecting one financial advisor within 15 days of the date that one party notifies the other that it desires to seek arbitration of the dispute, and the two financial advisors so selected to mutually select the third financial advisor within 15 days thereafter. Any Fair Market Value determination made by such financial advisors shall be rendered within 60 days of the selection of the last financial advisor selected and shall be final, binding and non-appealable by the parties.


                  "Initial Investment" is $81.0 million.


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                  "Initial Investment Allocable Proceeds" is equal to the
product of (i) Proceeds and (ii) a fraction equal to the Initial Investment over the Total Investment.

                  "Investment" is the amount of equity (whether common or preferred) invested by CHP III Parties in Parent.

                  "Proceeds" is the amount recognized by the CHP III Parties in a Liquidity Event equal to the sum of the cash and the Fair Market Value of any non-cash consideration paid to the CHP III Parties with respect to such Liquidity Event in respect of any Investments; provided that in the event the Liquidity Event is effectuated by a distribution of Common Stock to the general partner of CHP III, Proceeds shall be equal to the Fair Market Value of such distribution; provided however that Proceeds determined with respect to any Liquidity Event shall be determined without duplication for any Proceeds recognized for any other Liquidity Event. As an example, if publicly traded preferred stock with a $40.0 million value is received in exchange for shares of Series A Preferred Stock, $40.0 million of Proceeds will be recognized. If, thereafter, such publicly traded preferred stock is sold for $60.0 million, the resulting Proceeds will be $20.0 million.

                  "Total Investment" is the sum of the Initial Investment and all subsequent Investments by CHP III Parties in Parent.

                  "CHP III Parties" shall mean the purchasers of the equity of Parent on the closing of the acquisition contemplated by the Purchase Agreement; provided that officers and employees of Parent or its subsidiaries shall not constitute CHP III Parties.

                  3. Notice of Liquidity Event. If Parent, Buyer or Compression proposes to engage in any action that would constitute a Liquidity Event, Parent or Buyer shall give Seller notice thereof at least five days prior to the contemplated effective date of the Liquidity Event.

                  4. Notices. Any notice or communication received hereunder must be in writing and may be given or served by depositing such notice in the United States mail, postage prepaid and registered or certified with return receipt requested, or by hand delivering such notice, or by sending such notice by a national commercial courier service for next business day delivery, in each case properly addressed as provided below. Notice deposited in the mail in the manner described above shall be effective 72 hours after such deposit, notice hand delivered in person or delivered by commercial courier shall be effective at the time of delivery and notice given by facsimile shall be effective when such facsimile is transmitted to the facsimile number specified in this Section

4 and confirmation of transmission is received by the giver of such notice (provided that a confirmation copy is sent no later than the next business day by documented overnight delivery service). For purposes of notice, the addresses of the parties shall, until changed as hereinafter provided, be as follows:

                  If to the Seller:

                  Tidewater Inc.


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                  Tidewater Place
                  1440 Canal Street, Suite 2100
                  New Orleans, Louisiana 70112-2780
                  Attention:  Ken C. Tamblyn
                  Facsimile No:  504-566-4580

                  With copy to:  Cliffe F. Laborde
                  and to:

                  Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. 201 St. Charles Avenue, 51st Floor
                  New Orleans, Louisiana 70170-5100
                  Attention:  Curtis R. Hearn
                  Facsimile No:  504-582-8012

                  If to the Buyer or Parent:

                  TW Acquisition Corporation
                  c/o Castle Harlan Partners III, L.P.
                  150 East 58th Street
                  New York, NY  10155
                  Attention:  President
                  Facsimile No: 212-207-8042

With copy to:

                  Schulte Roth & Zabel LLP
                  900 Third Avenue
                  New York, New York  10022
                  Attention:  Andre Weiss
                  Facsimile No:  212-593-5055

And a copy to:

                  Castle Harlan, Inc.
                  150 East 51st Street
                  New York, New York  10155

                  Attention: Jeffrey M. Siegal, Managing Director Facsimile No: 212-207-8042

or such substituted persons or addresses of which any of the parties may give notice to the other in writing.

                  5. Miscellaneous.


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                  (a) Waiver.  The failure by any party to enforce any of its rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver which has been signed by the waiving party. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

                  (b) Choice of Law. The validity of this Agreement, the construction of its terms and the determination of the rights and duties of the parties hereto in accordance therewith shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly within such State. Each of Buyer, Parent and Seller consents to the exclusive jurisdiction of the state courts of and federal courts located in the City of Wilmington in State of Delaware for the enforcement of the obligations evidenced by this Agreement and any dispute arising out of this Agreement, and expressly waives any defense based upon venue or forum non conveniens.

                  (c) Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and no party hereto may assign its rights or obligations hereunder without the prior written consent of the other party, other than the right of Seller to assign its rights and obligations hereunder to a direct or indirect subsidiary of which it owns and continues hereafter to own more than 50% of the voting securities thereof. Nothing in this Agreement is intended or shall be construed to confer upon or to give any person other than the parties hereto any rights or remedies under or by reason of this Agreement.

                  (d) Amendment. Unless otherwise provided herein, this Agreement may be amended only by an agreement in writing signed by each party hereto.

                  (e) Counterparts. This Agreement may be executed by the parties in one or more counterparts, all of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.


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                  IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement, all as of the day and year first above written.

                                       TIDEWATER INC.

                                            /s/ Ken C. Tamblyn
                                       By: -------------------------------------
                                            Ken C. Tamblyn
                                            Executive Vice President and
                                            Chief Financial Officer


                                       TW ACQUISITION CORPORATION

                                            /s/ Ernie Danner
                                       By: -------------------------------------
                                            Name:  Ernie Danner
                                            Title: Chief Financial Officer


                                       UNIVERSAL COMPRESSION
                                       HOLDINGS, INC.

                                            /s/ Ernie Danner
                                       By: -------------------------------------
                                            Name:  Ernie Danner
                                            Title: Chief Financial Officer

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